Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Sunshine Biopharma, Inc. on Form S-1/A of our Report of Independent Registered Public Accounting Firm, dated November 5, 2024, on the balance sheet of Sunshine Biopharma Inc., as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholder's equity and cash flows for the years then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

November 6, 2024

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com